Exhibit (h)(v)

REYNOLDS FUNDS, INC.
AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

        THIS AMENDMENT dated as of this 2 day of March, 2006, to the Transfer Agent Servicing Agreement, dated as of September 30, 1999, as amended effective December 10, 2003 (the “Agreement”), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company (“USBFS”).

RECITALS

        WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

        WHEREAS, the Corporation and USBFS desire to amend said Agreement; and

        WHEREAS, Section 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

        NOW, THEREFORE, the parties agree as follows:

Exhibit A, the list of fund names and Exhibit C, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit A and C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC
By: /s/Frederick Reynolds	By: /s/ Micahel R. McVoy
Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy
Title: President	Title: Vice President